Exhibit 23.3


                     CONSENT OF INDEPENDENT ACCOUNTANTS

 We consent to the incorporation by reference in the registration statement of The Warnaco Group, Inc. on Form S-8 pertaining to The Warnaco Group, Inc. 1991 Stock Option Plan. The Warnaco Group, Inc. Amended and Restated 1993 Stock Plan, The Warnaco Group, Inc. 1993 Stock Plan for Non-Employee Directors and The Warnaco Group, Inc. 1997 Stock Plan of our report dated March 12, 1997, on our audits of the consolidated financial statements and financial statement schedule of Designer Holdings Ltd. as of December 31, 1996, and for the years ended December 31, 1996 and 1995.


 COOPERS & LYBRAND L.L.P.
 New York, New York
 April 23, 1998